i-80 Gold Provides Update on Lone Tree Plant Refurbishment;
Project Remains on Schedule and on Budget
All amounts are expressed in United States dollars unless otherwise stated.
TORONTO, ON, July 28, 2026 – i-80 GOLD CORP. (NYSE: IAUX) (TSX: IAU) ("i-80 Gold", or the "Company") is pleased to provide a status update on the refurbishment of its Lone Tree autoclave and carbon-in-leach processing plant (“Lone Tree” or the “Plant”) located in Nevada, a cornerstone asset within Phase 1 of the Company’s development plan.
i-80 Gold is one of two gold companies in Nevada with an autoclave processing plant. Once refurbished and commissioned, Lone Tree is expected to serve as the central processing hub for the Company’s underground mines. The refurbishment is a key step in the Company’s transition from toll milling to an owner-operator processing model which, based on the Company’s December 2025 engineering study, is expected to reduce current processing costs and increase cash margins between an estimated $1,000 to $1,500 per ounce of gold, depending on grade and gold price.
Lone Tree Plant Refurbishment Highlights
•Early works and pre-construction readiness activities are well underway on site and continue to advance on schedule ahead of major construction, which is expected to commence in the fourth quarter of 2026. Second and third quarter pre-construction activities include:
omobilization of the EPCM contractor to site;
ocommencement of demolition of the existing plant components requiring replacement as part of the refurbishment; and
oadvancement of detailed engineering, procurement packages, and the award of key contracts.
•Procurement activities remain on schedule, with approximately 50% of procurement packages, by value, awarded as of mid-July.
•Project capital remains on budget with minimal contingency drawdown and approximately 40% of capital committed as of mid-July.
•The overall plant refurbishment remains on schedule to achieve first gold pour, which is anticipated in late 2027.
“We have made excellent progress in advancing the Lone Tree Plant refurbishment as planned, since a construction decision was made in the first quarter of 2026,” said Paul Chawrun, EVP and COO. “Engineering, procurement, staffing, early works activities, and demolition have all progressed as expected. The start of demolition marks an important project milestone, and we remain on schedule for commissioning in late 2027. We continue to view this refurbishment as a manageable, and low-risk project with comparatively low labor hours and materials. Hatch Ltd. began substantial engineering work approximately three years before commencement of the refurbishment. Additionally, we have an experienced management and owner’s team with a strong track record in the construction, commissioning, and operation of autoclave facilities at some of Nevada’s largest gold mines. Advancing the Plant refurbishment is a key step in executing our development plan and achieving our goal of creating a mid-tier gold producer.”
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Early Works Activities and Demolition
Early works activities continue to advance on schedule. Safety systems and training programs are in place, and health and safety teams have mobilized to site to further advance emergency preparedness and response planning. Contractor onboarding and mobilization are also progressing well. Pre-demolition equipment and building cleaning have been completed, and environmental testing is nearing completion. No material requiring special handling has been encountered to date. Major demolition activities commenced on schedule in mid-June and will extend into the fourth quarter of 2026. Lighting upgrades have also been completed throughout the Plant.
Engineering Design and Procurement
Hatch Ltd. has expanded its global and site-based engineering and procurement teams to support the Lone Tree refurbishment. Procurement activities remain on schedule, with approximately 50% of procurement packages, by value, awarded as of mid-July. Detailed engineering is approximately 30% complete as of mid-July and continues to progress in line with the Company’s planned construction and commissioning schedule.
Project Capital
Project costs incurred to date remain in line with the December 2025 engineering study and the Company’s 2026 guidance, of between $140 million to $160 million in expenditures. The total capital cost estimate of $430 million, inclusive of contingency of approximately 12%, owner’s cost, and capital spares, is supported by extensive engineering reviews, operating assessments, and trade-off studies.
Permitting
The Plant is permitted for the existing operational components in use. Normal course design and environmental permit applications were submitted in the first quarter of 2026, as planned. Several permits have been received to date and additional permits are pending. Various construction activities are scheduled to commence in the second half of 2026 upon the anticipated approval of the associated permits. Major construction is anticipated to commence in the fourth quarter of 2026.
Scope of Work
The scope of refurbishment work at Lone Tree includes a combination of new and improved design components and the replacement of some existing infrastructure. This work is aimed at modernizing the Plant to improve process efficiency and operating flexibility, and to meet new environmental compliance standards, including the refurbishment and upgrade of the existing autoclave to a modern pressure oxidation (“POX”) circuit. A press release describing the plant design, refurbishment work, and capital costs was issued on December 18, 2025, and is accessible at the following link: https://www.i80gold.com/wp-content/uploads/2025/12/12-18-25-i-80-Gold-Press-Release-Lone-Tree-Highlights-FINAL.pdf. A video overview of the Lone Tree refurbishment plan is accessible at the following link: https://vrify.com/decks/20657.
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Upcoming Milestones
Upcoming Plant refurbishment milestones include:
•Commencement of construction – Q4 2026
•Completion of detailed engineering – by end of Q1 2027
•Filtration plant completion – early Q4 2027
•First gold pour – by year-end 2027
Figure 1: Before and after demolition of the existing 115-foot in diameter thickener tank in preparation for planned upgrades as part of the Lone Tree Plant refurbishment.
Figure 2: Demolition of the existing CIL tanks in preparation for new CIL tanks as part of the Lone Tree Plant refurbishment.
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Figure 3: Inspection of the main electrical substation in preparation for planned upgrades.

cgi C.G.I. SYSTEMS
BMPM24
Little Giant
DARK HORSE
Little Giant
DARK HORSE

Figure 4: Demolition of the autoclave off-gas system in preparation for the installation of a new mercury capture system.

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Figure 5: Installation of upgraded lighting in the autoclave area.

Figure 6: Regional map of i-80 Gold assets in Northern Nevada.
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About the Lone Tree Plant
The Lone Tree Plant is a legacy asset with existing infrastructure, strategically situated as a centralized processing hub for the Company’s underground gold projects and located immediately adjacent to Interstate 80 (see Figure 6 above). Based on 85% plant availability, the Plant is expected to process approximately 2,250 tonnes per day with a total annual throughput of approximately 825,000 tonnes. Using integrated POX and carbon-in-leach (“CIL”) circuits, the Plant is designed to be capable of processing both refractory (sulfide) and non-refractory (oxide) mineralized material. Oxide material will bypass the POX circuit to be processed solely in the CIL circuit after grinding. This flexibility allows the treatment of mineralized material to be optimized with the lowest cost and highest recovery rate. i-80 Gold is one of two gold companies in Nevada with an autoclave processing plant (the other being owned by Nevada Gold Mines Inc., a joint venture between Barrick Mining Corporation and Newmont Corporation).
Technical Disclosure and Qualified Person
The technical information contained in this press release has been prepared under the supervision of, and has been reviewed and approved by Paul Chawrun P.Eng., Executive Vice President & Chief Operating Officer for the Company, who is a qualified person within the meaning of National Instrument 43-101 - Standards of Disclosure for Mineral Projects (“NI 43-101”) and S-K 1300. Mr. Chawrun has verified the scientific and technical information disclosed in this press release.
About i-80 Gold Corp.
i-80 Gold Corp. is a Nevada-focused mining company committed to building a mid-tier gold producer through a fully funded three-phase development plan to advance its high-quality asset portfolio. The Company is one of the largest mineral resource holders in the state with a pipeline of high-grade multi-stage projects strategically located in Nevada’s most prolific gold-producing trends. Leveraging its central processing facility following an anticipated refurbishment, i-80 Gold is executing a hub-and-spoke regional mining and processing strategy to maximize efficiency and growth. i-80 Gold’s shares are listed on the NYSE American (NYSE: IAUX) and the Toronto Stock Exchange (TSX: IAU). For more information, visit www.i80gold.com.
For further information, please contact:
Leily Omoumi, SVP Corporate Development & Strategy
Caterina De Rosa, VP Investor Relations
1.866.525.6450
info@i80gold.com

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Cautionary Statement Regarding Forward-Looking Information
Certain information set forth in this press release, including but not limited to management's assessment of the Company's future plans and operations, expectations regarding the permitting and timing of the Lone Tree Plant refurbishment; including the expectation that construction activities will commence in the second half of 2026; the Plant’s anticipated commissioning by the end of 2027; estimated capital costs; the transition from toll milling to an owner-operator hub-and-spoke processing model could result in reduced processing costs and an estimated margin increase of approximately $1,000 to $1,500 per ounce of gold (depending on grade and gold price); the timing of demolition activities; and the timing of additional upcoming project milestones such as completion of detailed engineering efforts, completion of filtration plant, and first gold pour; constitute forward looking statements or forward-looking information within the meaning of applicable securities laws. All statements other than statements of historical fact are forward-looking statements. Often, but not always, forward-looking statements can be identified by the use of words such as "plans", "expects", "is expected", "budget", "scheduled", "estimates", "continues", "forecasts", "projects", "predicts", "intends", "anticipates" or "believes", or variations of, or the negatives of, such words and phrases, or state that certain actions, events or results "may", "could", "would", "should", "might" or "will" be taken, occur or be achieved. Readers are cautioned that the assumptions used in the preparation of information, although considered reasonable at the time of preparation, may prove to be inaccurate and, as such, reliance should not be placed on forward-looking statements. The Company's actual results, performance or achievement could differ materially from those expressed in, or implied by, these forward-looking statements and, accordingly, no assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what benefits, if any, that the Company will derive therefrom. By their nature, forward looking statements are subject to numerous risks and uncertainties, some of which are beyond the Company’s control, including general economic and industry conditions, volatility of commodity prices, title risks and uncertainties, uncertainty in geological, metallurgical and geotechnical studies and opinions, and ability to access sufficient capital from internal and external sources such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive.
This release also contains references to estimates of mineral resources. The estimation of mineral resources is inherently uncertain and involves subjective judgments about many relevant factors. Mineral resources that are not mineral reserves do not have demonstrated economic viability. The accuracy of any such estimates is a function of the quantity and quality of available data, and of the assumptions made and judgments used in engineering and geological interpretation (including estimated future production from the Project, the anticipated tonnages and grades that will be mined and the estimated level of recovery that will be realized), which may prove to be unreliable and depend, to a certain extent, upon the analysis of drilling results and statistical inferences that may ultimately prove to be inaccurate. Mineral resource estimates may have to be re-estimated based on: (i) fluctuations in commodities prices; (ii) results of drilling, (iii) metallurgical testing and other studies; (iv) proposed mining operations, including dilution; (v) the evaluation of mine plans subsequent to the date of any estimates; and (vi) the possible failure to receive required permits, approvals and licenses or changes to existing mining licenses.
Cautionary Note to U.S. Investors
The Company prepares its disclosure in accordance with the requirements of securities laws in effect in Canada, including NI 43-101. NI 43-101 and the U.S. Securities and Exchange Commission’s Regulation S-K 1300 have similar goals but at times embody different approaches and definitions. Accordingly, scientific and technical information contained in this press release, including any references to mineral resources, may not be comparable to similar information disclosed by U.S. companies subject to the SEC’s disclosure requirements. Mineral resources that are not mineral reserves do not have demonstrated economic viability, and U.S. investors are cautioned not to assume that all or any part of the mineral resources referenced herein will be converted into mineral reserves.
Please see “Risks Factors” in the Form 10-K for the fiscal year ended December 31, 2025 for more information regarding risks pertaining to the Company, which is available on EDGAR at www.sec.gov/edgar and SEDAR+ at www.sedarplus.ca. Readers are encouraged to carefully review these risk factors as well as the Company’s other filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators. All forward-looking statements contained in this press release speak only as of the date of this press release or as of the dates specified in such statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.

Additional information relating to i-80 Gold can be found on i-80 Gold’s website at www.i80gold.com, SEDAR+ at www.sedarplus.ca, and on EDGAR at www.sec.gov/edgar. The information included on, or accessible through, the Company’s website is not incorporated by reference into this press release.

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